Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2014 Earnings Results

FAIRPORT, NY, February 4, 2015—Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2014 fourth quarter and full year results for the period ended December 31, 2014.

Summary Highlights

•	Fourth quarter economic income and economic net income, non-GAAP measures, were $43.3 million and $26.7 million, or $0.30 per adjusted share

•	Assets under management (“AUM”) at December 31, 2014 were $47.8 billion, compared with $51.1 billion at September 30, 2014

•	Revenue for the fourth quarter remained consistent with the prior year and decreased 6% sequentially to $98.3 million

•	Manning & Napier Group, LLC distributed to its members $46.3 million in cash for the quarter and $140.4 million for the year, which included a special distribution of $15.0 million

•	In 2014, our Life Cycle Mutual Fund and Collective Trust products, which includes our Risk Based and Target Date funds, achieved nearly $800 million in net client inflows, which is representative of our continued focus on asset allocation solutions and the defined contribution market

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “Our focus in 2014 was to adhere to our proven team-based investment approach, deepen our distribution channels, diversify our product line-up, and continue to add client service capabilities, all designed to drive long-term growth for clients and shareholders. We made considerable progress in each of these distinct areas. For example, during the year, we established a defined contribution investment only (DCIO) sales force, reinforcing our longstanding presence within that market, which continues to be poised for growth. In addition, the second half of the year saw two of our products under development achieve their three-year track records and they continue to outperform their associated benchmarks since inception. We will continue to focus on these areas in 2015.

Our primary emphasis continues to be on meeting the financial goals of our clients through our active asset management strategies. As 2014 progressed, our positions in equity and fixed income differed from the benchmarks, which resulted in our performance trailing on a relative return basis for the year. We expect periods in which our strategies do not provide strong short-term relative returns. We have seen this historically and when we undergo periods of underperformance, they are typically followed by improved performance and growth in AUM.

In 2015, we believe we will see global economies begin to diverge as it pertains to stock market valuations, monetary policies and growth. This will set the stage for market fundamentals to drive returns, and as such, individual stock selection will have a greater impact. Our focus on distribution will include consistent outreach to current clients about our portfolio composition approach to driving strong long-term absolute returns. We will also continue to leverage our dedicated DCIO sales force within the growing defined contribution market while also enhancing our product suite through organic and inorganic opportunities.”

Fourth Quarter 2014 Financial Review

Manning & Napier reported fourth quarter 2014 revenue of $98.3 million, consistent with revenue of $98.2 million reported in the fourth quarter of 2013, but a decrease of 6% from revenue of $104.8 million reported in the third quarter of 2014. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $49.5 billion, a 1% decrease from average AUM for the fourth quarter of 2013 and a 7% decrease from the third quarter of 2014, when average AUM was $50.0 billion and $53.0 billion, respectively. Revenue as a percentage of average AUM was 0.79% for the fourth quarter of 2014, compared to 0.78% for the fourth quarter of 2013 and third quarter of 2014.

Operating expenses were $27.3 million, or $54.8 million excluding a credit to non-cash reorganization-related share-based compensation of $27.5 million. The $54.8 million is a decrease of $4.0 million, or 7%, in operating expenses compared with the fourth quarter of 2013, and a decrease of $5.2 million, or 9%, in operating expenses compared with the third quarter of 2014. The expense decrease in the current quarter compared to the fourth quarter of 2013 and third quarter of 2014 was due primarily to lower incentive compensation costs for our analyst team resulting from investment performance during the second half of 2014. The expense decrease in the current quarter compared to the third quarter of 2014 was also driven by a decrease in distribution, servicing and custody expenses. As a percentage of revenue, compensation and related costs for the fourth quarter of 2014 were 27%, compared with 33% for the fourth quarter of 2013 and 29% for the third quarter of 2014. Distribution, servicing and custody expenses for the fourth quarter of 2014 increased by $1.0 million, or 6%, compared to the fourth quarter of 2013, and decreased by $1.1 million, or 5%, compared to the third quarter of 2014 consistent with changes in average mutual fund and collective trust AUM for the respective periods.

The credit to non-cash reorganization-related share-based compensation during the fourth quarter of 2014 was due to a change in estimate regarding performance based ownership interests in connection with the 2011 reorganization transactions. These awards were eligible to vest on December 31, 2014, subject to annual performance criteria and the determination of a Performance Incentive Committee (“PIC”). While the PIC has not finalized its decisions, fourth quarter and full-year operating results have led to a lower estimate for vested shares and compensation expense. The compensation expense for these awards was re-measured throughout 2014 and the decrease in our stock price since the third quarter also contributed to the overall reduction in compensation expense recognized during the fourth quarter.

Generally Accepted Accounting Principles (“GAAP”)-based operating income was $71.0 million. Operating income, excluding non-cash reorganization-related share-based compensation, was $43.5 million for the quarter, an increase of $4.1 million, or 10%, from the fourth quarter of 2013 and a decrease of $1.3 million, or 3%, from the third quarter of 2014. Operating margin, excluding non-cash reorganization-related share-based compensation expense, was 44% for the fourth quarter of 2014, compared with 40% for the fourth quarter of 2013 and 43% for the third quarter of 2014.

Non-operating loss was $0.2 million, compared to non-operating income of $0.7 million and a loss of $1.2 million reported in the fourth quarter of 2013 and third quarter of 2014, respectively. The change is primarily due to the performance during the respective quarters on investments held by the Company to provide initial cash seeding for product development purposes.

The Company uses economic income and economic net income to provide greater clarity regarding the cash earnings of the business by removing non-cash reorganization-related share-based compensation charges, as defined in the Non-GAAP Financial Measures section below. On this basis, Manning & Napier reported fourth quarter 2014 economic income of $43.3 million compared with $40.1 million in the fourth quarter of 2013, an 8% increase, and $43.6 million in the third quarter of 2014, a 1% decrease. Also for the fourth quarter of 2014, economic net income was $26.7 million, or $0.30 per adjusted share, compared with $24.8 million, or $0.28 per adjusted share, in the fourth quarter of 2013 and $26.9 million, or $0.31 per adjusted share, in the third quarter of 2014.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the fourth quarter was $68.5 million, compared with net income of $19.2 million in the fourth quarter of 2013 and net income of $19.8 million in the third quarter of 2014. GAAP net income attributable to the common shareholders for the fourth quarter of $8.1 million, or $0.59 per basic share and $0.58 per diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Twelve-months ended December 31, 2014 Financial Review

Manning & Napier reported 2014 revenue of $405.5 million, an increase of 8% from revenue of $376.1 million reported in 2013. The increase in 2014 was consistent with changes in average AUM, which increased by 7% over the prior year. Revenue as a percentage of average AUM was 0.79% for the year, compared to 0.78% for the prior year.

Operating expenses were $271.0 million, or $232.4 million excluding non-cash reorganization-related share-based compensation of $38.6 million. The $232.4 million is an increase of $22.6 million, or 11%, from 2013, due to increases in asset-based costs associated with our fund and collective products including sub-transfer agent fees and 12b-1 fees, coupled with higher incentive compensation costs resulting from the strong absolute and relative investment performance in 2013 and the first half of 2014. As a percentage of revenue, compensation and related costs for 2014 were 29%, consistent with the prior year. Distribution, servicing and custody expenses for 2014 increased by $9.5 million, or 14%, from 2013, while average mutual fund and collective trust AUM increased by 11% for the same period.

GAAP-based operating income was $134.5 million for the year, or $173.1 million of operating income after excluding non-cash reorganization-related share-based compensation charges. The $173.1 million represents a $6.8 million, or 4%, increase when compared to 2013. Operating margin for 2014 year-to-date, excluding non-cash reorganization-related share-based compensation expense, was 43% compared to the prior year of 44%.

Non-operating income for 2014 was $1.9 million, an increase of $0.7 million from income of $1.2 million reported in 2013. The increase in non-operating income compared to the prior year is mainly due to the $2.1 million of income recorded during the first quarter of 2014 resulting from enacted changes in tax laws, offset by a net decrease of $1.4 million in income on investments held by the Company compared to 2013.

Manning & Napier reported 2014 economic income of $175.0 million, compared with $167.5 million in 2013, a 4% increase. Also for 2014, economic net income was $108.0 million, or $1.22 per adjusted share, compared with $103.4 million, or $1.15 per adjusted share in 2013.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the twelve months ended December 31, 2014 was $123.7 million, compared with net income of $76.9 million in 2013. GAAP net income attributable to the common shareholders for the twelve months ended December 31, 2014 was $9.3 million, or $0.68 per basic share and $0.67 per diluted share.

Assets Under Management

As of December 31, 2014, AUM was $47.8 billion, a decrease of 6% from the $51.1 billion as of September 30, 2014 and a decrease of 6% from the $50.8 billion as of December 31, 2013. As of December 31, 2014, the composition of the Company’s AUM was 53% in separate accounts and 47% in mutual funds and collective investment trusts, which is generally consistent with the composition of 52% and 53% in separate accounts and 48% and 47% in mutual funds and collective investment trusts as of September 30, 2014 and December 31, 2013, respectively.

Since September 30, 2014, AUM decreased by $3.3 billion, including decreases of 4% in separate accounts and 9% in mutual funds and collective investment trusts AUM. The $3.3 billion decrease in AUM from September 30, 2014 to December 31, 2014 was attributable to net client outflows of $2.7 billion and market depreciation and other changes of $0.7 billion. The net client outflows of $2.7 billion consisted of net client outflows for both the mutual funds and collective investment trusts products and separate accounts of $1.7 billion and $1.0 billion, respectively. The annualized separate account retention rate was 92% for 2014, compared to the prior year retention rate of 94%.

When compared to December 31, 2013, AUM decreased by $3.0 billion from $50.8 billion, including a decrease of $1.4 billion, or 5%, in separate account AUM and a decrease of $1.6 billion, or 7%, in mutual fund and collective investment trust AUM. The $3.0 billion decrease in AUM from December 31, 2013 to December 31, 2014 was attributable to net client outflows of $3.3 billion, offset by market appreciation and other changes of $0.3 billion. The net client outflows of $3.3 billion consisted of $2.3 billion of net outflows for separate accounts, and $1.0 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet Review

As of December 31, 2014, cash and cash equivalents was $125.0 million, compared with $118.9 million as of September 30, 2014.

Conference Call

Manning & Napier will host a conference call to discuss its 2014 fourth quarter and full year financial results on Thursday, February 5, 2015, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 65543550. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 12, 2015. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 65543550. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income excludes from income before provision for income taxes the reorganization-related share-based compensation, which results in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees were modified, including the Company’s named executive officers, other than William Manning. Such individuals were entitled to 15% of their pre-IPO ownership interests upon the consummation of the offering, and 15% of their pre-IPO ownership interests over the subsequent three years. The remaining ownership interests were subject to performance-based vesting over such three-year period. Such vesting terms did not result in an increase to the number of outstanding shares of the Company’s Class A common stock or the adjusted share count. As a result of such vesting requirements, the Company recognized non-cash compensation charges through 2014.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 38.25% on economic income for each respective period, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested restricted stock units (RSUs) are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 525 employees as of December 31, 2014.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenues
Investment management services revenue	$98,336	$104,795	$98,192	$405,465	$376,068
Expenses
Compensation and related costs (1)	(1,274)	51,499	51,064	158,183	191,803
Distribution, servicing and custody expenses	18,840	19,921	17,819	77,165	67,688
Other operating costs	9,757	9,365	8,503	35,624	31,738

Total operating expenses	27,323	80,785	77,386	270,972	291,229

Operating income	71,013	24,010	20,806	134,493	84,839
Non-operating income (loss)
Non-operating income (loss), net	(229)	(1,214)	682	1,902	1,230

Income before provision for income taxes	70,784	22,796	21,488	136,395	86,069
Provision for income taxes	2,248	2,976	2,329	12,660	9,128

Net income attributable to the controlling and the noncontrolling interests	68,536	19,820	19,159	123,735	76,941
Less: net income attributable to the noncontrolling interests	60,427	19,392	18,421	114,418	74,285

Net income attributable to Manning & Napier, Inc.	$8,109	$428	$738	$9,317	$2,656

Net income per share available to Class A common stock
Basic	$0.59	$0.03	$0.05	$0.68	$0.20

Diluted	$0.58	$0.03	$0.05	$0.67	$0.19

Weighted average shares of Class A common stock outstanding
Basic	13,705,507	13,705,134	13,634,246	13,678,494	13,617,823

Diluted	13,956,626	13,930,020	13,729,738	13,881,437	13,741,647

(1)	Compensation and related costs for the three months ended December 31, 2014 includes a credit to non-cash reorganization-related share-based compensation of $27.5 million. The amount of reorganization-related share-based compensation is based on an estimate pending final vesting decisions on performance-based awards eligible to vest on December 31, 2014. Changes to this amount, if any, will be reflected in the Company’s financial statements to be filed on Form 10-K in March 2015.

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income attributable to Manning & Napier, Inc.	$8,109	$428	$738	$9,317	$2,656
Plus: net income attributable to the noncontrolling interests	60,427	19,392	18,421	114,418	74,285

Net income attributable to the controlling and the noncontrolling interests	68,536	19,820	19,159	123,735	76,941
Provision for income taxes	2,248	2,976	2,329	12,660	9,128

Income before provision for income taxes	70,784	22,796	21,488	136,395	86,069
Reorganization-related share-based compensation	(27,468)	20,836	18,630	38,576	81,423

Economic income	43,316	43,632	40,118	174,971	167,492
Adjusted income taxes	16,568	16,689	15,345	66,926	64,066

Economic net income	$26,748	$26,943	$24,773	$108,045	$103,426

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.59	$0.03	$0.05	$0.68	$0.20
Plus: net income attributable to the noncontrolling interests per basic share	4.41	1.41	1.35	8.36	5.45

Net income attributable to the controlling and the noncontrolling interests per basic share	5.00	1.44	1.40	9.04	5.65
Provision for income taxes per basic share	0.16	0.22	0.17	0.93	0.67

Income before provision for income taxes per basic share	5.16	1.66	1.57	9.97	6.32
Reorganization-related share-based compensation per basic share	(2.00)	1.52	1.37	2.82	5.98

Economic income per basic share	3.16	3.18	2.94	12.79	12.30
Adjusted income taxes per basic share	1.21	1.22	1.13	4.89	4.70

Economic net income per basic share	1.95	1.96	1.81	7.90	7.60
Less: Impact of Manning & Napier Group, LLC units and unvested restricted stock units converted to publicly traded shares	(1.65)	(1.65)	(1.53)	(6.68)	(6.45)

Economic net income per adjusted share	$0.30	$0.31	$0.28	$1.22	$1.15

Weighted average shares of Class A common stock outstanding—Basic	13,705,507	13,705,134	13,634,246	13,678,494	13,617,823
Weighted average exchangeable units of Manning & Napier Group, LLC	73,574,338	73,574,338	75,861,023	74,162,792	75,993,040
Weighted average restricted stock units	867,623	867,762	416,917	667,095	280,991

Weighted average adjusted Class A common stock outstanding	88,147,468	88,147,234	89,912,186	88,508,381	89,891,854

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Gross client inflows	520.5	1,554.7	2,075.2	1,285.0	742.5	47.7	2,075.2
Gross client outflows	(1,496.6)	(3,240.3)	(4,736.9)	(1,432.8)	(3,229.1)	(75.0)	(4,736.9)
Market appreciation/(depreciation) & other (1)	(48.8)	(611.3)	(660.1)	89.6	(762.7)	13.0	(660.1)

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Average AUM for period	$26,016.8	$23,485.0	$49,501.8	$25,367.2	$22,886.0	$1,248.6	$49,501.8
As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6
Gross client inflows	828.9	1,385.5	2,214.4	1,208.0	858.3	148.1	2,214.4
Gross client outflows	(979.5)	(1,590.4)	(2,569.9)	(1,151.5)	(1,281.5)	(136.9)	(2,569.9)
Market appreciation/(depreciation) & other (1)	(1,037.4)	(1,562.3)	(2,599.7)	(610.9)	(2,011.4)	22.6	(2,599.7)

As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Average AUM for period	$27,164.9	$25,811.1	$52,976.0	$25,697.4	$26,039.4	$1,239.2	$52,976.0
As of September 30, 2013	$25,823.6	$23,291.3	$49,114.9	$22,844.1	$25,136.7	$1,134.1	$49,114.9
Gross client inflows	609.4	1,239.6	1,849.0	1,016.2	777.8	55.0	1,849.0
Gross client outflows	(867.6)	(1,609.6)	(2,477.2)	(1,234.6)	(1,184.2)	(58.4)	(2,477.2)
Market appreciation (depreciation)	1,269.6	1,069.9	2,339.5	1,084.5	1,246.7	8.3	2,339.5

As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Average AUM for period	$26,440.1	$23,581.9	$50,022.0	$23,239.1	$25,627.0	$1,155.9	$50,022.0

For the twelve-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	3,000.7	6,235.6	9,236.3	4,820.5	4,094.8	321.0	9,236.3
Gross client outflows	(5,313.8)	(7,213.7)	(12,527.5)	(4,404.3)	(7,772.5)	(350.7)	(12,527.5)
Market appreciation/(depreciation) & other (1)	886.8	(620.2)	266.6	1,152.6	(1,015.2)	129.2	266.6

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Average AUM for period	$26,823.8	$24,798.3	$51,622.1	$25,033.3	$25,386.0	$1,202.8	$51,622.1
As of December 31, 2012	$24,683.6	$20,525.3	$45,208.9	$20,470.7	$23,472.5	$1,265.7	$45,208.9
Gross client inflows	2,549.2	5,803.6	8,352.8	4,399.5	3,795.1	158.2	8,352.8
Gross client outflows	(4,867.1)	(5,979.1)	(10,846.2)	(4,318.7)	(6,249.0)	(278.5)	(10,846.2)
Market appreciation (depreciation)	4,469.3	3,641.4	8,110.7	3,158.7	4,958.4	(6.4)	8,110.7

As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Average AUM for period	$25,906.0	$22,406.1	$48,312.1	$22,263.6	$24,849.8	$1,198.7	$48,312.1

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions.

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